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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-19024

                                Frontstep, Inc.
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             (Exact name of registrant as specified in its charter)

              2800 Corporate Exchange Drive, Columbus, Ohio 43231
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                  (Address, including zip code of registrant's
                          principal executive offices)

                                 (614) 523-7000
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                        (Telephone number of registrant)

                                 Common Shares
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           (Title of each class of securities covered by this Form)

                                      None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [_]
            Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date: One. (Pursuant to an Agreement and Plan of Merger, dated as of November 24, 2002, the registrant became a wholly-owned subsidiary of MAPICS, Inc.)


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     Pursuant to the requirements of the Securities Exchange Act of 1934
Frontstep, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          FRONTSTEP, INC.

DATE: February 19, 2003                   By: /s/ Martin D. Avallone
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                                              Martin D. Avallone
                                              Vice-President, General Counsel
                                                and Secretary